EXHIBIT 77Q3 TO FORM N-SAR


Registrant Name: Phoenix Investment Series
Registrant CIK Number: 0000796298

Sub-Item 77Q3



Because the electronic format for filing Form NSAR does not provide adequate space for responding to Items 72DD1, 72DD2, 73A1, 73A2, 74U1, 74U2, 74V1, and 74V2 correctly, the correct answers are as follows:


72DD1/72DD2-Series 1
Class A $5,023, Class B $74, and Class C $18

73A1/73A2-Series 1
Class A $0.1730, Class B $0.1190, and Class C $0.1190